Exhibit 99.1

FOR IMMEDIATE RELEASE

WESTWOOD ONE, INC.
ANNOUNCES ACQUISITION OF
SIGALERT

New York, NY — January 5, 2010 — Westwood One, Inc. (NASDAQ: WWON), a leading independent provider of network radio content and, through its Metro Traffic business, traffic information to the radio, television and on-line sectors, today announced the acquisition of the Sigalert business from Jaytu Technologies, LLC, a leading regional provider of on-air, on-line and mobile traffic information. “Sigalert has become a source for the most up-to-date, useful traffic information in Southern California, one of the most highly congested traffic areas in the country, as well as in Northern California and Arizona,” said Rod Sherwood, President and CFO of Westwood One. “It is a perfect platform for Westwood One to expand our digital business and provide the most useful on-line traffic information to our radio, television, and digital affiliates.”

Sigalert displays freeway and highway maps with traffic speed and accident details in a simple, intuitive and easy-to-use interface on the Web, mobile phones and PDAs, and television traffic reports. It also provides highly effective personalized traffic alerts to consumers to enable them to identify and avoid traffic delays on their daily routes.

Westwood One plans to expand Sigalert’s traffic products from eight markets to approximately 65 markets in 2010. “We are committed to supporting our radio station affiliates in their local markets with a traffic product that gives their audiences easy access to the information they want and need across multiple products,” said Steve Kalin, President, Westwood One’s Metro Traffic..

“Sigalert’s digital presentation will provide Metro’s TV affiliates with a “three-screen” best in class solution for on air, on line and mobile applications” said  Jonathan S. Marshall, EVP – Business Affairs. “It allows television affiliates to have a consistent look and feel across their TV, Web and mobile products.”

Sigalert was launched in 1998 by its co-founders, Jonathan Berke and Joel Johnstone, who will bring their engineering and digital expertise to Westwood One to support Westwood One’s affiliate network with the strongest online and mobile product and easiest-to-use graphics packages in the industry.

About Westwood One
Westwood One (NASDAQ: WWON) is one of the nation’s largest providers of network radio programming and one of the largest domestic providers of traffic information in the U.S. Westwood One serves more than 5,000 radio and 170 TV stations in the U.S. Westwood One provides over 150 news, sports, music, talk and entertainment programs, features and live events to numerous media partners. Through its Metro Traffic business, Westwood One provides traffic reporting and local news, sports and weather to approximately 2,300 radio and TV stations. Westwood One also provides digital and other cross-platform delivery of its network and Metro content.

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